Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-111546 of American Home Mortgage Investment Corp. on Form S-3 and Registration Statement No. 333-109899 of American Home Mortgage Holdings, Inc. on Form S-8 of our report dated March 15, 2004, appearing in this Annual Report on Form 10-K of American Home Mortgage Investment Corp. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 15, 2004